Exhibit 9.1

UNANIMOUS WRITTEN CONSENT RESOLUTIONS
OF THE DIRECTORS OF LOTTERY.COM INC.

In accordance with the General Corporation Law of the State of Delaware and the Bylaws of Lottery.Com Inc., a Delaware corporation (the “Corporation”) the undersigned, being all of the active, remaining members of the Board of Directors of the Corporation (the “Board of Directors” or “Board”) following the acceptance of the Resignation Letters cited below, do hereby unanimously consent to, vote in favor of and adopts the following consent resolutions of the Board, and do hereby by each remaining member of the Board of Directors signature below, do hereby give waive any and all requirements for the giving of notice for and of the convening of a formal meeting of the Board of Directors.

A. ACCEPTANCE OF RESIGNATIONS

WHEREAS, the Corporation has determined that it is in its best interests to accept, effective as of 9:00 a.m., Eastern Time, on September 6, 2022, the resignations of Lisa Borders, William C. Thompson, Jr., and Steven Cohen, and on September 8th, 2022, Lawrence Anthony (“Tony”) DiMatteo as member of the Board of Directors of the Corporation (collectively, the “Resignations”); and

B. ADDITION OF DIRECTORS

WHEREAS, the below named and signing remaining member of the Board of Directors, has determined that it is in the best interest of the Corporation to appoint two (2) new members to the Board of Directors to replace the members of the Board who have resigned; and

WHEREAS, the Board has begun the process to review the credentials of Ameer Rustom and Vladimir Klechtchev, each an individual, and once it is determined that each is qualified to become a new member of the Board (the “New Appointees” or individually a “New Appointee”), the New Appointee will become a member of the Board the following business day after the completion of all required background checks. During this period, no other Board members will be appointed.

C. APPOINTMENT OF NEW CEO

WHEREAS, the Board has determined that Sohail S. Quraeshi, is qualified to serve in the capacity of the interim-Chief Executive Officer of the Corporation and will accept this role starting September 12th 2022. In the interest of time, all required independent background and suitability checks will be done as expeditiously as possible and in parallel with the first few weeks of Sohail Quraishi performing his duties in this role.

D. INDEMNIFICATION OF DIRECTORS

WHEREAS, The Corporation has determined that it is also in its best interest to enter into individual indemnification agreements, which will be created by the company’s legal counsel upon completion of the background checks as stated above.

GENERAL RESOLUTION

FURTHER RESOLVED, that any and all acts or actions heretofore taken by the designated, authorized officers of the Company on behalf of the Company, in connection with the transactions contemplated by these resolutions, be, and the same hereby arc, ratified and confirmed acts and deeds of the Company; and

FURTHER RESOLVED, that any party to whom a certificate hereof is furnished, is requested to rely upon these resolutions until receipt by the requesting party of written notice of changes, if any therein.

DATED to be effective as of the 8th day of September 2022 by unanimous consent of the Board of Directors of Lottery.com Inc.

By:	/s/ Richard Kivel, Chairman & Director
Richard Kivel, Chairman & Director